FOR IMMEDIATE RELEASE

Boomerang Systems, Inc. Announces New CEO

Morristown, New Jersey, August 23, 2010 – Boomerang Systems, Inc. (OTCQB:BMER) announced  that it has named Mark R. Patterson as Chief Executive Officer and a member of the Board of Directors.  The Company’s founder, Stan Checketts, will continue to lead product development and manufacturing as CEO of Boomerang Sub Inc, which handles US operations.

Until January of 2009, Mr. Patterson was a Managing Director and the Head of Real Estate Global Principal Investments at Merrill Lynch, where he oversaw the real estate principal investing activities of Merrill Lynch.  Mr. Patterson joined Merrill Lynch in April 2005 as the Global Head of Real Estate Investment Banking and in 2006 also became the Co-Head of Global Commercial Real Estate which encompassed real estate investment banking, principal investing and mortgage debt.  Prior to joining Merrill Lynch, Mr. Patterson spent 16 years at Citigroup where he was the Global Head of Real Estate Investment Banking since 1996.  During his career, Mr. Patterson has been involved in a wide variety of financing and investing activities that have spanned virtually all  types of real estate in most major global property markets.

"I am thrilled to be a part of one of the most innovative and dynamic companies in the real estate business today.  Real estate is a very mature business so when a breakthrough in technology like Boomerang's RoboticValetTM is introduced, it not only creates excitement because it's something new, but primarily because we believe it can give owners and operators a competitive advantage in the market."

About Boomerang Systems - Boomerang Systems, Inc. is a leading US manufacturer of automated parking systems headquartered in Morristown, NJ with research and production facilities located in Logan, Utah.

Additional information may be obtained by contacting Maureen Cowell, Boomerang’s Secretary, at 973-538-1194 or email at maureenc@boomerangsystems.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as “may”, "believe," "demonstrate," "expect," "estimate," "anticipate”, "intends”,  "should",  and "likely" and similar expressions or variations of these terms identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to potential delays in marketing its products and gaining market acceptance for its products, the cost of  additional product development, achieving material sales levels, and other risks detailed in Boomerang's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended September 30, 2009 and latest quarterly report on Form 10-Q. Boomerang is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.